Exhibit 10.1

$260,000,000

RAPID7, INC.

1.25% CONVERTIBLE SENIOR NOTES DUE 2029

PURCHASE AGREEMENT

September 5, 2023

GOLDMAN SACHS & CO. LLC

J.P. MORGAN SECURITIES LLC

As Representatives of the several

Initial Purchasers named in Schedule I attached hereto

c/o	Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

c/o	J.P. Morgan Securities LLC

383 Madison Ave

New York, New York 10017

Ladies and Gentlemen:

Rapid7, Inc., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to the initial purchasers listed on Schedule I attached hereto (the “Initial Purchasers”), for whom you are acting as representatives (in such capacity, the “Representatives”), $260,000,000 in aggregate principal amount of its 1.25% Convertible Senior Notes due 2029 (the “Firm Notes”). The Firm Notes will (i) have terms and provisions that are summarized in the Offering Memorandum (as defined herein), and (ii) are to be issued pursuant to an Indenture (the “Indenture”) to be entered into between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Company also proposes to issue and sell to the Initial Purchasers, not more than an additional $40,000,000 of its 1.25% Convertible Senior Notes due 2029 (the “Additional Notes”) if and to the extent that the Initial Purchasers shall have determined to exercise the right to purchase such 1.25% Convertible Senior Notes due 2029 granted to the Initial Purchasers in Section 3(b) hereof. The Firm Notes and the Additional Notes are hereinafter collectively referred to as the “Notes.” The Notes will be convertible into cash, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or a combination of cash and Common Stock, at the Company’s election, including any such shares issuable upon conversion in connection with a “make-whole fundamental change” (as defined in the Offering Memorandum) (the “Underlying Common Stock”), as set forth in the Offering Memorandum. This Agreement is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.

In connection with the offering of the Firm Notes, the Company separately intends to enter into privately-negotiated capped call transactions with one or more counterparties, which may include certain of the Initial Purchasers or their respective affiliates (the “Option Counterparties”), in each case pursuant to capped call confirmations (the “Base Capped Call Confirmations”) to be dated the date hereof, and in connection with the issuance of any Additional Notes, the Company and the Option Counterparties may enter into additional capped call confirmations (the “Additional Capped Call Confirmations”) to be dated the date on which the Initial Purchasers exercise their option to purchase such Additional Notes (such Additional Capped Call Confirmations, together with the Base Capped Call Confirmations, the “Capped Call Confirmations”).

1. Purchase and Resale of the Notes. The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption pursuant to Section 4(a)(2) under the Securities Act. The Company has prepared a preliminary offering memorandum, dated September 5, 2023 (the “Preliminary Offering Memorandum”), a pricing term sheet substantially in the form attached hereto as Schedule II (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Memorandum and certain other information and an offering memorandum, dated September 5, 2023 (the “Offering Memorandum”), setting forth information regarding the Company and the Notes. The Preliminary Offering Memorandum, as supplemented and amended as of the Applicable Time (as defined herein), together with the Pricing Term Sheet and any of the documents listed on Schedule III(A) hereto are collectively referred to as the “Pricing Disclosure Package.” The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers. “Applicable Time” means 11:30 p.m. (New York City time) on the date of this Agreement.

Any reference to the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K (the “Annual Report”) and all other documents filed (but not furnished) with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, as the case may be and incorporated by reference therein. Any reference to the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include any documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, and prior to such specified date. All documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.”

You have advised the Company that you will offer and resell (the “Exempt Resales”) the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Offering Memorandum, as amended or supplemented, solely to persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“Rule 144A”) (each a “QIB”). Those persons specified above are referred to herein as “Eligible Purchasers.”

2. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees as follows:

(a) When the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

(b) Assuming the accuracy of your representations and warranties in Section 3(c), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) are exempt from the registration requirements of the Securities Act.

(c) No form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act (“Regulation D”) (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company, any of its affiliates or any of its representatives (other than you, as to whom the Company makes no representation) in connection with the offer and sale of the Notes, other than such solicitations listed on Schedule III(C) hereto (any such solicitation, a “Permitted General Solicitation”).

(d) Each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, each as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4).

(e) Neither the Company nor any other person acting on behalf of the Company has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement in a manner that would require the registration under the Securities Act of the Notes.

(f) The Offering Memorandum, as of its date, does not contain and, as amended or supplemented, if applicable, as of the date of such amendment or supplement, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(b).

(g) The Pricing Disclosure Package did not, as of the Applicable Time, and at the time of each sale of the Notes in connection with the offering when the Offering Memorandum is not yet available to prospective purchasers and at September 7, 2023 (the “Closing Date”), and the Pricing Disclosure Package, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(b).

(h) Except for the items, if any, identified in Schedule III hereto, and electronic road shows, if any, each furnished to the Representatives before first use, the Company has not prepared, used or referred to, and will not, without the prior consent of the Representatives, make any offer to sell or solicitation of an offer to buy the Notes that would constitute a “free writing prospectus” (if the offering of the Notes was made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”).

(i) Each Free Writing Offering Document listed in Schedule III(B) hereto, when taken together with the Pricing Disclosure Package, did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Free Writing Offering Document listed in Schedule III(C) hereto, when taken together with the Pricing Disclosure Package, did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from such Free Writing Offering Document listed in Schedule III(B) or Schedule III(C) hereto, as applicable, made in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(b).

(j) Each Exchange Act Report complied or will comply when filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(k) The consolidated financial statements of the Company and its consolidated subsidiaries, together with related notes and supporting schedules, as set forth or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, comply in all material respects with the applicable requirements of the Securities Act and present fairly in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated subsidiaries, at the indicated dates and for the indicated periods. Such financial statements and related notes thereto have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The supporting schedules, if any, present fairly in accordance with U.S. GAAP the information required to be stated therein. The selected consolidated financial data and the summary financial information included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum present fairly in all material respects the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. All disclosures contained or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum pursuant to the Exchange Act that are not included as required.

(l) KPMG LLP, who has certified certain of the financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(m) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, that are in effect and with which the Company is required to comply.

(n) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Pricing Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(o) Each subsidiary of the Company has been duly organized, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to own its property and to conduct its business as described in the Pricing Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; all of the issued shares of capital stock or other ownership interest of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(p) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales. The Indenture will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(q) The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Notes. The Notes have been duly authorized by the Company and, when duly executed by the Company in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Notes will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(r) The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Capped Call Confirmations. Each Capped Call Confirmation has been duly authorized by the Company and, if and when executed and delivered by the Company and each Option Counterparty, each Capped Call Confirmation will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(s) This Agreement has been duly and validly authorized, executed and delivered by the Company.

(t) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Pricing Disclosure Package and the Offering Memorandum.

(u) The Company has all requisite corporate power and authority to issue the Underlying Common Stock issuable upon conversion of the Notes. The Underlying Common Stock has been duly and validly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Common Stock will not be subject to any preemptive or similar rights. The Underlying Common Stock will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(v) The issuance and sale of the Notes by the Company and the issuance and delivery of the Underlying Common Stock upon conversion of the Notes, the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Notes, the Indenture, this Agreement and the Capped Call Confirmations and the consummation of the transactions contemplated hereby and thereby will not contravene any provision of (i) applicable law, (ii) the certificate of incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except in the case of clauses (i) and (iii) as would not reasonably be expected to have a Material Adverse Effect, and no consent, approval, authorization or order of, or filing or qualification with, any governmental body or agency is required for the execution and delivery of the Notes, the Indenture, this Agreement and the Capped Call Confirmations by the Company or the performance by the Company of its obligations under the Notes, the Indenture, this Agreement and the Capped Call Confirmations, and issue and sale of the Notes and the issuance and delivery of the Underlying Common Stock upon conversion of the Notes and the consummation of the transactions contemplated hereby and thereby, except such as may be required by the securities or Blue Sky laws of the various states or foreign jurisdictions in connection with the purchase and distribution of the Notes by the Initial Purchasers and the listing of the Underlying Common Stock on The Nasdaq Global Market, each of which has been or will be obtained prior to the Closing Date and is in full force and effect.

(w) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Pricing Disclosure Package.

(x) There are no legal or governmental proceedings pending or to the knowledge of the Company threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Pricing Disclosure Package and proceedings that would not reasonably be expected to have a Material Adverse Effect, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture, the Notes and the Capped Call Confirmations or to consummate the transactions contemplated by the Pricing Disclosure Package or (ii) that would be required to be described in the Pricing Disclosure Package or the Offering Memorandum if either were a prospectus included in a registration statement on Form S-3 and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Pricing Disclosure Package or the Offering Memorandum if either were a registration statement filed under the Securities Act or filed as exhibits to a registration statement of the Company pursuant to Item 601(b)(10) of Regulation S-K (or such successor provision) that are not described in or filed as required, except to the extent that the failure to describe or file such statutes, regulations, contracts or other documents would not reasonably be expected to have a Material Adverse Effect.

(y) The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof and the transactions contemplated by the Capped Call Confirmations as described in the Pricing Disclosure Package and the Offering Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(z) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(bb) Except as described in the Pricing Disclosure Package and the Offering Memorandum, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

(cc) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or of any of its subsidiaries or affiliates, made any direct or indirect offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(dd) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company or any of its subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ee) Neither the Company nor any of its subsidiaries, nor any director or officer thereof, nor, to the Company’s knowledge, any employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic or the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(ff) Other than as set forth in the Pricing Disclosure Package and the Offering Memorandum, for the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(gg) Subsequent to the respective dates as of which information is given in each of the Pricing Disclosure Package and the Offering Memorandum, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock (other than as a result of the repurchase of shares of stock which were issued upon exercise of stock options or vested under other equity awards, in each case pursuant to the agreements pursuant to which such equity awards were issued), nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock (other than as a result of (A) the exercise of stock options or the vesting of restricted stock or restricted stock units, (B) the granting of stock options, restricted stock or restricted stock units in the ordinary course of business pursuant to the Stock Plans (as defined below) that are described in the Pricing Disclosure Package and the Offering Memorandum or (C) the repurchase of shares of stock which were issued upon exercise of stock options or vested under other equity awards, in each case pursuant to the agreements pursuant to which such equity awards were issued), short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described in each of the Pricing Disclosure Package and the Offering Memorandum, respectively.

(hh) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property (other than Intellectual Property, which is addressed exclusively in Section 2(ii)) owned by them, in each case, which is material to the business of the Company and its subsidiaries, free and clear of all liens, encumbrances and defects except such as are described in the Pricing Disclosure Package or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not reasonably be expected to materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Pricing Disclosure Package.

(ii) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all (i) registered and unregistered trademarks and service marks and trade names, and all goodwill associated therewith, (ii) patents, inventions and computer programs (including password unprotected interpretive code or source code), (iii) trade secrets and other confidential information, (iv) registered and unregistered copyrights in all works, including software programs, and (v) domain names (collectively, “Intellectual Property”) described in the Pricing Disclosure Package and Offering Memorandum and currently employed by them in connection with the business now operated by them, except where the failure to own or possess any of the foregoing would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with, nor, to the Company’s knowledge, has the Company or any of its subsidiaries infringed on, Intellectual Property rights of others or in regard to rights of privacy or publicity which infringement would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the Company has not obtained or used any of its Intellectual Property in violation of any contractual obligation of the Company or any of its subsidiaries or their respective officers, directors or employees. To the Company’s knowledge, no person or entity is infringing or misappropriating the Company’s Intellectual Property in a material way or has challenged the rights of the Company or any subsidiary to their Intellectual Property or the validity or enforceability of such Intellectual Property. The Company and its subsidiaries have taken reasonable measures to protect their rights in Intellectual Property, including by taking commercially reasonable steps to maintain the confidentiality of their trade secrets and to prevent the unauthorized dissemination of their confidential information or, to the extent required by contract, the confidential information of third parties in their possession.

(jj) The Company and its subsidiaries have used all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Materials”) in compliance with all license terms applicable to such Open Source Materials, except where the failure to comply would not have a Material Adverse Effect; neither the Company nor any of its subsidiaries has used or distributed any Open Source Materials in a manner that requires or has required any proprietary software code or other technology owned by the Company or any of the subsidiaries to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge, except for software code or technology that the Company or its subsidiaries generally makes available in source code form and except such as would not have a Material Adverse Effect.

(kk) No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to have a Material Adverse Effect.

(ll) The Company and its subsidiaries taken as a whole are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the business in which they are engaged; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Pricing Disclosure Package.

(mm) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses except where the failure to have such certificates, authorizations or permits would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as described in the Pricing Disclosure Package.

(nn) The Company and each of its subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Pricing Disclosure Package is accurate. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected the Company’s internal control over financial reporting.

(oo) (i) The Company and its subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) and (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act through December 31, 2022.

(pp) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Pricing Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(qq) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed by them through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have paid all taxes shown on such returns (except for cases in which the failure to file or pay would not reasonably be expected to have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company or any of its subsidiaries have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries and which would reasonably be expected to have) a Material Adverse Effect.

(rr) The Company and, to the Company’s knowledge, its affiliates have not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

(ss) As of the time of each sale of the Notes in connection with the offering when the Offering Memorandum is not yet available to prospective purchasers, none of (i) the Pricing Disclosure Package or (ii) any Free Writing Offering Document, when considered together with the Pricing Disclosure Package, included, includes or will include an untrue statement of material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(tt) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(uu) The statistical and market-related data included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(vv) The statements set forth in, or incorporated by reference in, each of the Pricing Disclosure Package and the Offering Memorandum under the captions “Plan of Distribution” and “Certain U.S. Federal Income Tax Considerations,” insofar as they purport to summarize the provisions of the laws and documents referred to therein, are accurate summaries in all material respects.

(ww) The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and Company and its subsidiaries have taken reasonable technical and organizational measures designed to protect information technology and Personal Data (as defined below) used in connection with the operation of the business of the Company and its subsidiaries as currently conducted and, to the knowledge of the Company, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained reasonable controls, policies, procedures, and safeguards designed to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including “personal data” as defined by the EU General Data Protection Regulations (“GDPR”) (EU 2016 679) and any personal, personally identifiable, household, sensitive, confidential or regulated data (“Personal Data”)) within their control used in connection with their businesses, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there have been no material breaches, violations, outages or unauthorized uses of or accesses to any IT System or Personal Data used in connection with the operation of the Company’s and its subsidiaries’ businesses and under their control. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any applicable court or arbitrator or governmental or regulatory authority, the Company’s internal policies and the Company’s contractual obligations relating to the privacy and security of IT Systems and Personal Data, and relating to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(xx) The Company and each of its subsidiaries are, and at all prior relevant times were, in compliance with all applicable data privacy and security laws, statutes, judgements, orders, rules and regulations of any applicable court or arbitrator or any other governmental or regulatory authority, and all applicable laws regarding the collection, use, transfer, export, storage, protection, disposal or disclosure by the Company and its subsidiaries of Personal Data (collectively, the “Privacy Laws”). The Company and its subsidiaries have in place, comply with, and take appropriate steps reasonably designed to (i) ensure compliance with its privacy policies, all contractual obligations, and applicable industry standards regarding Personal Data; and (ii) reasonably protect the security and confidentiality of all Personal Data (collectively, the “Policies”).

(yy) The Company has provided notice of its privacy policy on its websites, which provides accurate and sufficient notice of the Company’s then-current privacy practices, and such privacy policies do not contain any material omissions of the Company’s then-current privacy practices. Disclosures made or contained in the privacy policies have not been inaccurate, misleading, deceptive or in violation of any applicable Privacy Laws or Policies in effect at that time in any material respect. To the knowledge of the Company, the execution, delivery and performance of this Agreement will not result in a material breach of or violation of any applicable Privacy Laws or Policies. Neither the Company nor any subsidiary has received written notice of any actual or potential liability under or relating to, or actual or potential violation of, any applicable Privacy Laws. To the Company’s knowledge, there is no action, suit or proceeding against the Company by or before any court or governmental agency, authority or body pending or threatened alleging non-compliance with applicable Privacy Laws or Policies.

(zz) The Company is not and has never been a “shell company” as described in Rule 144(i) under the Securities Act.

(aaa) No forward looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included or incorporated by reference in any of the Pricing Disclosure Package, the Offering Memorandum or any road show has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Notes shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.

3. Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell.

(a) The Company hereby agrees, on the basis of the representations, warranties, covenants and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers, and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.60% of the principal amount thereof, plus accrued interest from the Closing Date to the date of payment, if any, the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. The Company shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b) In addition, the Company hereby agrees, on the basis of the representations and warranties, covenants and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to cover sales in excess of the Firm Notes, to issue and sell to the Initial Purchasers the Additional Notes, and the Initial Purchasers shall have the right to purchase, severally and not jointly, up to $40,000,000 aggregate principal amount of Additional Notes at a purchase price referred to in the preceding paragraph, plus accrued and unpaid interest, if any, from the Closing Date to the date of payment and delivery. The Representatives may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice. Any exercise notice shall specify the principal amount of Additional Notes to be purchased by the Initial Purchasers and the date on which such Additional Notes are to be purchased. Unless otherwise agreed to by the Company, each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Date nor later than ten business days after the date of such notice; provided that any such purchase date shall occur within a period of thirteen calendar days from, and including the Closing Date. On each day, if any, that Additional Notes are to be purchased (an “Option Closing Date”), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Notes (subject to such adjustments to eliminate fractional Notes as you may determine) that bears the same proportion to the total principal amount of Additional Notes to be purchased on such Option Closing Date as the principal amount of Firm Notes set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Notes.

(c) Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Company that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package. Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with, the Company, on the basis of the representations, warranties and agreements of the Company, that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Securities Act; and (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package.

(d) The Initial Purchasers have not, nor, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not, use, authorize use of, refer to or distribute any material in connection with the offering and sale of the Notes other than (i) the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, (ii) any written communication that contains either (x) no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) or (y) “issuer information” that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or any Free Writing Offering Document listed on Schedule III hereto, (iii) the Free Writing Offering Documents listed on Schedule III hereto, (iv) any written communication prepared by such Initial Purchaser and approved by the Company in writing, or (v) any written communication relating to or that contains the terms of the Notes and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum.

(e) Each of the Initial Purchasers hereby acknowledges that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefore or in substitution thereof) shall bear legends substantially in the forms as set forth in the “Transfer Restrictions” section of the Pricing Disclosure Package and Offering Memorandum (along with such other legends as the Company and its counsel deem necessary).

Each of the Initial Purchasers understands that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(a) and 7(b) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and the Initial Purchasers hereby consent to such reliance.

4. Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Goodwin Procter LLP, at 10:00 A.M., New York City time, on the Closing Date. The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.

Payment for any Additional Notes shall be made to the Company against delivery of such Additional Notes for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on the Option Closing Date.

The Notes will be delivered to the Initial Purchasers, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form and will be registered in the name of Cede & Co. as nominee of DTC. The Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 10:00 A.M., New York City time, on the business day next preceding the Closing Date or the Option Closing Date, as the case may be.

5. Agreements of the Company. The Company agrees with each of the Initial Purchasers as follows:

(a) The Company will furnish to the Initial Purchasers, without charge, within one business day of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as may then be amended or supplemented as they may reasonably request.

(b) The Company will prepare the Offering Memorandum in a form approved by the Initial Purchasers and before amending or supplementing the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, to furnish to the Representatives a copy of each such proposed amendment or supplement and to not file or create any such proposed amendment or supplement to which either of the Representatives reasonably objects.

(c) The Company consents to the use of the Pricing Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(d) If the Pricing Disclosure Package is being used to solicit offers to buy the Notes at a time when the Offering Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Pricing Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Pricing Disclosure Package to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Pricing Disclosure Package so that the statements in the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances when the Pricing Disclosure Package is delivered to a prospective purchaser, be misleading or so that the Pricing Disclosure Package, as amended or supplemented, will comply with applicable law.

(e) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Offering Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to the dealers (whose names and addresses the Initial Purchasers will furnish to the Company) to which Notes may have been sold by the Initial Purchasers and to any other dealers upon request, either amendments or supplements to the Offering Memorandum so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum, as amended or supplemented, will comply with applicable law.

(f) To furnish to the Representatives a copy of each proposed Free Writing Offering Document to be prepared by or on behalf of, used by, or referred to by the Company and to not use or refer to any Free Writing Offering Document to which either of the Representatives reasonably objects.

(g) To endeavor to qualify the Notes and the Underlying Common Stock for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request; provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h) The Company will use its best efforts to list the Underlying Common Stock issuable upon conversion of the Notes, subject to notice of issuance, for quotation on The Nasdaq Global Market.

(i) The Company also covenants with each Initial Purchaser that, without the prior written consent of the Representatives on behalf of the Initial Purchasers, it will not, for a period commencing on the date hereof and ending on the 60th day after the date of the Offering Memorandum (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

(j) The restrictions contained in the preceding paragraph shall not apply to (i) the Notes to be sold hereunder or the Underlying Common Stock issued upon conversion thereof, (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, including the Company’s outstanding 2.25% Convertible Senior Notes due 2025 and the Company’s outstanding 0.25% Convertible Senior Notes due 2027, (iii) the issuance of shares of Common Stock or securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock in each case pursuant to the Company’s equity incentive, stock incentive, stock option or employee stock purchase plans (the “Stock Plans”) described in the Pricing Disclosure Package and the Offering Memorandum, (iv) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (A) such plan does not provide for the transfer of Common Stock during the Restricted Period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, (v) the entry into an agreement providing for the issuance by the Company of shares of Common Stock or securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock in connection with (A) the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement or (B) the Company’s joint ventures, commercial relationships and other strategic transactions, provided that the aggregate number of shares of Common Stock that the Company may sell or issue or agree to sell or issue pursuant to this clause (v) shall not exceed 5% of the total number of shares of Common Stock outstanding immediately following the completion of the transactions contemplated by this Agreement and all recipients of any such securities shall enter into “lock-up” agreements substantially in the form of Exhibit A hereto (the “Lock-Up Agreements”), or (vi) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to the Stock Plans or any assumed employee benefit plan contemplated by clause (vi). For the avoidance of doubt, nothing contained in this Section 5(j) shall prohibit or in any way restrict, or be deemed to prohibit or in any way restrict, the issuance of the Notes pursuant to this Agreement or the issuance of any Additional Notes of the same series in accordance with the terms of the Indenture.

(k) The Company and the Company’s affiliates that it controls will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

(l) Between the date hereof and the Closing Date (both dates included), the Company will not do any act or thing which, had the Firm Notes then been in issue, would result in an adjustment to the conversion price of the Firm Notes.

(m) The Company will assist the Initial Purchasers in arranging for the Notes to be eligible for clearance and settlement through DTC.

(n) During the period of one year after the Closing Date or any Option Closing Date, if later, the Company will not, and will not permit any person that it controls and that is a controlled affiliate (as defined in Rule 144 under the Securities Act) at such time (or has been a controlled affiliate within three months preceding such time) to, resell any of the Notes that have been acquired by any of them to the extent such Notes constitute “restricted securities” under Rule 144 under the Securities Act, except for Notes purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(o) The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.

6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the offering of the Notes and all other fees or expenses in connection with the preparation and use of the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum, any Free Writing Offering Document prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Initial Purchasers and dealers, in quantities reasonably requested for use in connection with the Exempt Resales, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Initial Purchasers, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under the securities laws of the several jurisdictions as provided in Section 5(h) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, up to a maximum of $5,000, (iv) all costs and expenses incident to listing the Underlying Common Stock on The Nasdaq Global Market, (v) the cost of printing certificates representing the Notes (including, without limitation, printing and engraving thereof), (vi) the costs and charges of any transfer agent, registrar or depositary, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes (with the Initial Purchasers agreeing to pay all costs and expenses related to their participation in investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes), including, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company and travel and lodging expenses of the officers of the Company and any such consultants, (viii) the document production charges and expenses associated with printing this Agreement, the Indenture, the Notes and the Capped Call Confirmations, (ix) the approval of the Notes by DTC for “book-entry” transfer, (x) the rating of the Notes, (xi) the obligations of the Trustee, any agent of the Trustee and the counsel for the Trustee in connection with the Indenture and the Notes; and (xii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made herein. It is understood, however, that except as provided in this Section, in Section 8 entitled “Indemnification and Contribution” below and in the last paragraph of Section 9 entitled “Effectiveness; Defaulting Initial Purchasers” below, the Initial Purchasers will pay all of its costs and expenses, including fees and disbursements of its counsel, transfer taxes payable on resale of any of the Notes by it and any advertising expenses connected with any offers it may make, and all travel and other expenses of the Initial Purchasers or any of their employees incurred by them in connection with participation in investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes.

7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a) The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, outside counsel for the Company, dated the Closing Date, addressed to the Representatives substantially in the form previously negotiated between Davis Polk & Wardwell LLP and counsel to the Initial Purchasers, which opinion and negative assurance letter shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

(b) The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Goodwin Procter LLP, counsel for the Initial Purchasers, dated the Closing Date, covering such matters as the Representatives may reasonably require.

(c) [reserved]

(d) The Initial Purchasers shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from KPMG LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Pricing Disclosure Package and the Offering Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(e) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Pricing Disclosure Package that, in the judgment of the Representatives, is material and adverse and that makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering, sale or the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Pricing Disclosure Package or the Offering Memorandum.

(f) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, (x) to the effect set forth in Section 7(e) above, and (y) to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate referenced in Section 7(f)(i) may rely upon the best of his or her knowledge as to proceedings threatened.

(g) The Notes shall be eligible for clearance and settlement through DTC.

(h) The Company and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company and the Trustee.

(i) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the officers and directors of the Company as agreed between the Company and the Representatives and listed on Schedule IV hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(j) The Underlying Common Stock issuable upon conversion of the Notes shall have been admitted for listing, subject to notice of issuance, on The Nasdaq Global Market.

(k) The several obligations of the Initial Purchasers to purchase Additional Notes hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i) a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 7(f)(i) hereof remains true and correct as of such Option Closing Date;

(ii) an opinion and negative assurance letter of Davis Polk & Wardwell LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Notes to be purchased on such Option Closing Date and otherwise substantially to the same effect as the opinion and negative assurance letter required by Section 7(a) hereof;

(iii) an opinion and negative assurance letter of Goodwin Procter LLP, counsel for the Initial Purchasers, dated the Option Closing Date, relating to the Additional Notes to be purchased on such Option Closing Date and otherwise substantially to the same effect as the opinion and negative assurance letter required by Section 7(b) hereof;

(iv) a letter dated the Option Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, from KPMG LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Initial Purchasers pursuant to Section 7(d) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;

(v) such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Notes to be sold on such Option Closing Date and other matters related to the issuance of such Additional Notes.

(l) On or prior to the Closing Date or the Option Closing Date, as the case may be, the Company shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

8. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or any amendment or supplement thereto, the Pricing Disclosure Package or any amendment or supplement thereto, any Free Writing Offering Document, any Permitted General Solicitation, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Offering Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by or on behalf of any such Initial Purchaser through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors of the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or any amendment or supplement thereto, the Pricing Disclosure Package or any amendment or supplement thereto, any Free Writing Offering Document, any Permitted General Solicitation, any road show, or the Offering Memorandum or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum or any amendment or supplement thereto, the Pricing Disclosure Package or any amendment or supplement thereto, any Free Writing Offering Document, any Permitted General Solicitation, any road show, or the Offering Memorandum or any amendment or supplement thereto, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in the Preliminary Offering Memorandum furnished on behalf of each Initial Purchaser: the second sentence of the third paragraph in the section entitled “Plan of Distribution” and the second sentence of the sixth paragraph under the heading “Lock-Up Agreements” in the section entitled “Plan of Distribution”.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or (8)(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the reasonably incurred legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Initial Purchasers and all persons, if any, who control any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Initial Purchaser within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors and each person, if any, who controls the Company within the meaning of either such Section, and that all such reasonably incurred fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Initial Purchasers and such control persons and affiliates of any Initial Purchasers, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company, and such directors and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into (A) more than 90 days after receipt by such indemnifying party of the aforesaid request and (B) more than 15 days after receipt by such indemnifying party of notice specifying the terms of such settlement and that the indemnified party intends to enter into such settlement and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Notes shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company, on the one hand, bear to the total initial purchasers’ discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand. The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute to this Section 8 are several in proportion to the respective aggregate principal amount of Notes they have purchased hereunder, and not joint.

(e) The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total initial purchasers’ discounts and commissions received by such Initial Purchaser with respect to the offering of the Notes exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Notes.

9. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, or an Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Notes set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Notes set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as the Representatives may specify, to purchase the Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Notes that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Notes which it has or they have agreed to purchase hereunder on such date and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Firm

Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Pricing Disclosure Package, the Offering Memorandum or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional Notes and the aggregate principal amount of Additional Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Notes to be purchased on such Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Additional Notes to be sold on such Option Closing Date or (b) purchase not less than the principal amount of Additional Notes that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement is terminated pursuant to this Section 9, the Company shall not have any liability to any Initial Purchaser except as provided in Sections 6 and 8 hereof. If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement required to be performed or complied with by the Company, or if for any reason the Company shall be unable to perform its obligations under this Agreement other than by reason of a default by the Initial Purchasers or the occurrence of any of the events described in clauses (i), (iii), (iv) or (v) of Section 10, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all documented, out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder; provided, however, the Company shall have no further liability to any Initial Purchaser except as provided in Sections 6 and 8 hereof.

10. Termination. The Initial Purchasers may terminate this Agreement by notice given by the Representatives to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE American or the Nasdaq Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the Pricing Disclosure Package or the Offering Memorandum.

11. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Notes, represents the entire agreement between the Company and the Initial Purchasers with respect to the preparation of any preliminary offering memorandum, the Pricing Disclosure Package, the Offering Memorandum, the conduct of the offering, and the purchase and sale of the Notes.

12. Arms’ Length Negotiation. The Company acknowledges that in connection with the offering of the Notes: (i) the Initial Purchasers have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, (iii) the Initial Purchasers may have interests that differ from those of the Company, (iv) none of the activities of the Initial Purchasers in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Initial Purchasers with respect to any entity or natural person. The Company agrees that it will not claim that the Initial Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. The Company waives to the full extent permitted by applicable law any claims that the Company may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Notes.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF” or DocuSign, shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

14. Applicable Law. This Agreement and any transaction contemplated by this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles that would result in the application of any other law than the laws of the State of New York (other than Section 5-1401 of the General Obligations Law).

15. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For the purposes of this Section 15, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

17. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to the Representatives c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Registration Department; and J.P. Morgan Securities LLC, 383 Madison Ave, New York, New York 10017; if to the Company shall be delivered, mailed or sent to Rapid7, Inc., 120 Causeway Street, Boston, Massachusetts 02114.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing correctly sets forth the agreement among the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

RAPID7, INC.

By	/s/ Tim Adams
Name: Tim Adams
Title: Chief Financial Officer

Signature Page to Purchase Agreement

Accepted:

GOLDMAN SACHS & CO. LLC
J.P. MORGAN SECURITIES LLC

For themselves and as Representatives of the several Initial Purchasers namedin Schedule I hereto

BY:	GOLDMAN SACHS & CO. LLC

By	/s/ Mike Voris
Name: Mike Voris
Title: Partner

BY:	J.P. MORGAN SECURITIES LLC

By	/s/ Michael Rhodes
Name: Michael Rhodes
Title: Executive Director

Signature Page to Purchase Agreement

SCHEDULE I

Principal Amount of Firm Notes to be Purchased
Initial Purchasers
Goldman Sachs & Co. LLC	$156,000,000
J.P. Morgan Securities LLC	$104,000,000

Total	$260,000,000

SCHEDULE II

PRICING TERM SHEET

(see attached)

PRICING TERM SHEET	STRICTLY CONFIDENTIAL

DATED SEPTEMBER 5, 2023

RAPID7, INC.

$260,000,000

1.25% CONVERTIBLE SENIOR NOTES DUE 2029

The information in this pricing term sheet supplements Rapid7, Inc.’s preliminary offering memorandum, dated September 5, 2023 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein. References to “we,” “our” and “us” refer to Rapid7, Inc. and not to its subsidiaries. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars. The size of the offering was increased from the previously announced offering of $250,000,000 aggregate principal amount. The final offering memorandum relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	Rapid7, Inc.

Ticker/Exchange for Our Common Stock:	“RPD”/the Nasdaq Global Market.

Securities:	1.25% Convertible Senior Notes due 2029 (the “notes”).

Principal Amount:	$260,000,000.

Option to Purchase Additional Notes:	$40,000,000.

Denominations:	Minimum denominations of $1,000 and integral multiples thereof.

Ranking:	Senior unsecured.

Maturity:	March 15, 2029, unless earlier converted, redeemed or repurchased.

Optional Redemption:	We may not redeem the notes prior to September 21, 2026. We may redeem for cash all or any portion of the notes (subject to the partial redemption limitation described below), at our option, on or after September 21, 2026 and prior to the 21st scheduled trading day immediately preceding the maturity date, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. If we elect to redeem fewer than all the outstanding notes, at least $100 million aggregate principal amount of notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption (the “partial redemption limitation”). No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. See “Description of Notes—Optional Redemption” in the Preliminary Offering Memorandum.

Fundamental Change:	If we undergo a “fundamental change” (as defined in the Preliminary Offering Memorandum under the heading “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions and except as described in the Preliminary Offering Memorandum, holders may require us to repurchase for cash all or any portion of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in the Preliminary Offering Memorandum.

Interest and Interest Payment Dates:	1.25% per year. Interest will accrue from September 8, 2023 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2024.

Regular Record Dates:	March 1 and September 1 of each year, immediately preceding any March 15 and September 15 interest payment date, as the case may be.

Issue Price:	100% of principal amount of the notes, plus accrued interest, if any, from September 8, 2023 if settlement occurs after that date.

Last Reported Sale Price of Our Common Stock on the Nasdaq Global Market on September 5, 2023:	$48.94 per share.

Initial Conversion Rate:	15.4213 shares of our common stock per $1,000 principal amount of the notes, subject to adjustment.

Initial Conversion Price:	Approximately $64.85 per share of our common stock, subject to adjustment.

Conversion Premium:	Approximately 32.50% above the last reported sale price of our common stock on the Nasdaq Global Market on September 5, 2023.

Settlement Method:	Cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the Preliminary Offering Memorandum.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Pricing Date:	September 5, 2023.

Trade Date:	September 6, 2023.

Expected Settlement Date:	September 8, 2023 (T+2).

CUSIP Number (144A):	753422 AG9

ISIN (144A):	US753422AG97

Listing:	None.

Concurrent Note Repurchases:	Concurrently with the pricing of the offering of notes, we entered into separate and privately negotiated transactions with certain holders of our 2.25% Convertible Senior Notes due 2025 (the “2025 notes”) to repurchase $184.0 million in aggregate principal amount of the 2025 notes for approximately $201.5 million of the net proceeds from the offering of notes (the “repurchase transactions”), which includes accrued and unpaid interest on the 2025 notes. The repurchase transactions are expected to close concurrent with the issuance of the notes on the Expected Settlement Date. See “Risk Factors—Risks Related to the Notes—The anticipated repurchases of the 2025 notes may affect the value of the notes and our common stock” in the Preliminary Offering Memorandum.

2

Use of Proceeds:

We estimate that the net proceeds from the offering of notes will be approximately $253.0 million (or approximately $292.0 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and our estimated offering expenses. We expect to use:

•  approximately $201.5 million of the aggregate net proceeds from the offering of notes to repurchase $184.0 million aggregate principal amount of the 2025 notes, including accrued and unpaid interest on the 2025 notes, in the repurchase transactions; and

•  approximately $31.7 million of the net proceeds from the offering of notes to pay the cost of capped call transactions with certain financial institutions (the “option counterparties”). If the option to purchase additional notes is exercised by the initial purchasers in full, we expect to use approximately $4.9 million of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties.

We expect to use the remaining net proceeds from the offering of notes for general corporate purposes, which may include continued investment in our sales and marketing efforts, product development, general and administrative matters, and working capital. We may also use a portion of the proceeds from this offering for acquisitions or strategic investments in complementary businesses or technologies, although we do not currently have any plans for any such acquisitions or investments. These expectations are subject to change. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Description of Notes—Conversion Rights—Increase in Conversion Rate upon

Conversion upon a Make-whole Fundamental Change or Notice of Redemption

Holders who convert notes in connection with a “make-whole fundamental change” (as defined in the Preliminary Offering Memorandum) occurring prior to the maturity date of the notes or convert notes called (or deemed called) for redemption in connection with a notice of redemption may be entitled to an increase in the conversion rate for the notes so surrendered for conversion, as set forth in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$48.94	$55.00	$60.00	$64.85	$75.00	$84.30	$100.00	$120.00	$150.00	$175.00	$200.00	$300.00	$400.00	$500.00
September 8, 2023	5.0118	4.0695	3.4680	2.9963	2.2595	1.7861	1.2497	0.8377	0.4980	0.3392	0.2379	0.0639	0.0158	0.0005
March 15, 2024	5.0118	4.0695	3.4680	2.9963	2.2521	1.7649	1.2185	0.8048	0.4697	0.3159	0.2192	0.0565	0.0130	0.0000
March 15, 2025	5.0118	4.0695	3.4680	2.9914	2.1757	1.6667	1.1108	0.7055	0.3928	0.2561	0.1731	0.0403	0.0074	0.0000
March 15, 2026	5.0118	4.0695	3.3995	2.8301	1.9781	1.4633	0.9238	0.5531	0.2877	0.1800	0.1178	0.0241	0.0025	0.0000
March 15, 2027	5.0118	3.9371	3.1253	2.5187	1.6440	1.1445	0.6582	0.3581	0.1695	0.1015	0.0648	0.0119	0.0000	0.0000
March 15, 2028	5.0118	3.5162	2.6022	1.9488	1.0839	0.6547	0.3074	0.1416	0.0620	0.0378	0.0249	0.0043	0.0000	0.0000
March 15, 2029	5.0118	2.7605	1.2453	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $500.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

3

•

If the stock price is less than $48.94 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 20.4331 shares of common stock, subject to adjustment in the same manner as the conversion rate set forth in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The notes and any shares of common stock issuable upon conversion of the notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the notes only to persons reasonably believed to be qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

You should rely only on the information contained or incorporated by reference in the Preliminary Offering Memorandum, as supplemented by this pricing term sheet, in making an investment decision with respect to the notes.

The notes and any shares of common stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

4

SCHEDULE III

A.	None.

B.	None.

C.	Press release of the Company dated September 5, 2023 relating to the announcement of the offering of the Notes.

Press release of the Company to be dated September 5, 2023 relating to the pricing of the offering of the Notes.

SCHEDULE IV

Michael Berry

Marc Brown

Judy Bruner

Benjamin Holzman

Christina Kosmowski

J. Benjamin Nye

Tom Schodorf

Reeny Sondhi

Corey Thomas

Tim Adams

Andrew Burton

Christina Luconi

EXHIBIT A

FORM OF LOCK-UP LETTER

September 5, 2023

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

As Representatives of the several

Initial Purchasers named in Schedule I

to the Purchase Agreement referred to below

c/o	Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

c/o	J.P. Morgan Securities LLC

383 Madison Ave

New York, New York 10017

Ladies and Gentlemen:

The undersigned understands that you, as Representatives (the “Representatives”), propose to enter into a Purchase Agreement (the “Purchase Agreement”) on behalf of the several Initial Purchasers named in Schedule I to such agreement (the “Initial Purchasers”), with Rapid7, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) of convertible senior notes of the Company (the “Notes”). The Notes are anticipated to be convertible into cash, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or a combination thereof, at the Company’s option.

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives, on behalf of the Initial Purchasers, the undersigned will not, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum relating to the Offering (the “Offering Memorandum”) (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or

(2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

(b) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (i) as a bona fide gift, (ii) for bona fide estate planning purposes, (iii) upon death or by will, testamentary document or intestate succession, (iv) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this agreement, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (v) not involving a change in beneficial ownership, or (vi) if the undersigned is a trust, to any beneficiary of the undersigned or the estate of any such beneficiary;

(c) if the undersigned is a corporation, limited liability company, partnership, trust or other entity, distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to its stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the undersigned, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers;

(d) (i) the exercise by the undersigned of options or warrants to purchase shares of Common Stock, insofar as such options or warrants are outstanding as of the date of the Offering Memorandum, provided that the shares of Common Stock received upon exercise of such option or warrant shall remain subject to this agreement, or (ii) the transfer of shares of Common Stock or any securities convertible into Common Stock upon a vesting event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants so long as such “cashless” exercise or “net exercise” is effected solely by the surrender of outstanding options or warrants to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price and/or withholding tax obligations, but for the avoidance of doubt, excluding all methods of exercise that would involve a sale of any shares of Common Stock relating to options or warrants, whether to cover the applicable exercise price, withholding tax obligations or otherwise, provided that in the case of (i), no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such receipt or transfer by or on behalf of the undersigned, shall be required or shall be voluntarily made during the Restricted Period and, in the case of (ii), no public filing, report or announcement not otherwise required under applicable law shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto, or otherwise, the nature and conditions of such transaction;

(e) the establishment of a trading plan (a “10b5-1 Plan”) pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

(f) the transfer of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock that occurs by operation of law pursuant to a qualified domestic order in connection with a divorce settlement or other court order;

(g) any transfer of Common Stock to the Company pursuant to arrangements in effect on the date hereof under which the Company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares upon termination of service of the undersigned, provided that no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, shall be required or shall be voluntarily made during the Restricted Period;

(h) [reserved];

(i) the agreement to transfer or the transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company, made to all holders of Common Stock involving a Change of Control (as defined below) (including any support or voting agreement entered into in connection therewith), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this agreement; and

(j) any transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pledged in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements in effect as of the date hereof between such third parties (or their affiliates or designees) and the undersigned and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the undersigned and/or its affiliates; provided that in the case of pledges or similar arrangements under this clause (j), any such pledgee or other party shall, upon foreclosure on the pledged securities, sign and deliver a lock-up agreement substantially in the form of this agreement; provided further that no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, shall be required or shall be voluntarily made during the Restricted Period;

provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (f), and in the case of foreclosure on the pledged shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to clause (j), each transferee, donee, distributee or pledgee shall sign and deliver a lock-up agreement substantially in the form of this agreement;

provided further that in the case of any transfer or distribution pursuant to clause (c), (i) such transfer shall not involve a disposition of value and (ii) no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period (other than a filing on Form 5 made after the expiration of the Restricted Period);

provided further that in the case of any transfer or distribution pursuant to clause (b), (i) such transfer shall not involve a disposition of value and (ii) no public filing, report or announcement not otherwise required under applicable law shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto, or otherwise, the nature and conditions of such transaction; and

provided further that in the case of any transfer pursuant to clause (f), any filings under Section 16(a) of the Exchange Act shall state that the transfer is by operation of law, court order, or in connection with a divorce settlement, as the case may be.

For the purposes of clause (i), “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

Notwithstanding the foregoing provisions of this agreement, the undersigned will be permitted to sell shares of Common Stock pursuant to a 10b5-1 Plan in effect as of the date hereof so long as any required filing under Section 16(a) of the Exchange Act specifies that the sale or transfer was made pursuant to such plan.

In addition, the undersigned agrees that, without the prior written consent of the Representatives, on behalf of the Initial Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs and executors (in the case of individuals), legal representatives, successors and assigns.

This agreement and any claim, controversy or dispute arising under or related to this agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

The undersigned acknowledges and agrees that the Initial Purchasers have not provided any recommendation or investment advice nor have the Initial Purchasers solicited any action from the undersigned with respect to the offering of the Notes and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representatives may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the offering of Notes, the Representatives and the other Initial Purchasers are not making a recommendation to you to enter into this Lock-Up Agreement, and nothing set forth in such disclosures is intended to suggest that the Representatives or any Initial Purchaser is making such a recommendation.

Notwithstanding anything to the contrary contained herein, this agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) the date, prior to the execution of the Purchase Agreement, the Company, on the one hand, or the Representatives, on the other hand, advises in writing that it has determined not to proceed with the Offering, (ii) the date the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Notes to be sold thereunder, or (iii) October 1, 2023, if the Purchase Agreement has not been executed by such date.

The remainder of this page is intentionally left blank.

Whether or not the Offering actually occurs depends on a number of factors, including, without limitation, market conditions. The Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Very truly yours,

If an individual, please sign here:

Signature:

Print Name:

If a corporation, a limited partnership or other legal entity, please sign here:

Legal Name:

By:
Name:
Title:

Please provide address here: